Exhibit 10.2
CERTAIN INFORMATION, MARKED BY BRACKETS AND ASTERISKS [***], HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.
Amendment to Master Agreement
This Amendment to Master Agreement (“Amendment”) is made by and between Recursion Pharmaceuticals, Inc. (“Client” or “Recursion”) and Tempus AI, Inc. (f/k/a Tempus Labs, Inc., on behalf of itself and its Affiliates, “Tempus”) and amends the Master Agreement between the Parties with an effective date of November 3, 2023 (the “Agreement”). This Amendment is effective as of September 15, 2026 (the “Amendment Effective Date”). Capitalized terms used but not defined in this Amendment have the meanings given to them in the Agreement.
Background
The Parties would like to amend the Agreement to address certain mutually agreed adjustments related to the Term, termination conditions, fees, and quantity of Downloaded Data to be made available. Concurrent with this Amendment, the Parties are entering into that certain RNA Foundation Model License Agreement (the “TxFM License Agreement”). Accordingly, the Parties have agreed to amend the Agreement as set forth below.
Agreement
In consideration of the mutual promises described below, the Parties agree as follows:
1.Term and Termination.
a.Term Extension. The first sentence of Section 9(a) (Term) of the Agreement is hereby deleted in its entirety and replaced with the following text: “This Agreement is effective as of the Effective Date and will continue until the date that is six (6) years after the Effective Date (the “Term”).”

b.Termination Conditions. Section 9(b) (Termination) of the Agreement is hereby deleted in its entirety and replaced by the following text: “Either Party may terminate this Agreement, if the other has committed a material breach that is not cured to the reasonable satisfaction of the non-breaching Party within thirty (30) days of receipt of written notice from the non-breaching Party. This Agreement is not subject to termination for convenience by either Party.”

c.Additional Conforming Change. The second-to-last sentence of Section 10(f) (Binding Effect; Assignment) of the Agreement is hereby revised to delete the following text “and payment of the Early Termination Fee, minus a [***] discount.”

2.Aggregate Record Cap. The sixth sentence of Section 4(b) (Recursion Right to Download De-Identified Records) of Exhibit 1 to the Agreement is hereby deleted in its entirety and replaced with the following sentence: “Additionally, Recursion will not be permitted to access more than an aggregate total of [***] unique records of Downloaded Data during the Term (collectively, the “Multi-Modal Record Category”).” For clarity, [***] represents [***] unique records which Recursion has the right to access during the first three (3) years of the Term, and up to [***] additional unique records that may be accessed during the final three (3) years of the Term.

3.Annual License Fees.

a.Annual License Fee Amounts. Section 5(b) (Annual License Fee) of Exhibit 1 of the Agreement is hereby amended by deleting the second sentence of the first paragraph of such Section in its entirety and replacing it with the following text: “In addition, during the Term, Tempus will invoice Recursion for subsequent annual license fees during the Term, as follows: (i) $22,000,000 on the first anniversary of the Effective Date, (ii)

$32,000,000 on the second anniversary of the Effective Date, and (iii) $14,000,000 on each of the third, fourth, and fifth anniversaries of the Effective Date (each such license fee, the “Annual License Fee”).”

b.Payment Details. Section 5(b) (Annual License Fee) of Exhibit 1 of the Agreement is further amended to include the following provision: “Notwithstanding anything to the contrary in this Section 5(b), each Annual License Fee of $14,000,000 during each of the last three (3) years of the Term shall be payable as follows: (x) a minimum of $4,000,000 in cash, and (y) the remaining portion of such fee (up to $10,000,000) in cash, shares of Recursion Class A Common Stock, or a combination thereof, in such proportion as is determined by Recursion in its sole discretion. For the avoidance of doubt, Recursion shall have the option and flexibility to pay more than $4,000,000 in cash (up to the full $14,000,000) for any such Annual License Fee, in which case the equity portion shall be reduced accordingly; however, in no event may Recursion pay less than $4,000,000 in cash for any such Annual License Fee. Any shares of Recursion Class A Common Stock issued in connection with such Annual License Fees during the last three (3) years of the Term shall be considered “Issued Recursion Shares” and shall be subject to all the terms, conditions, representations, warranties, and registration obligations set forth in this Section 5 of Exhibit 1.”

4.Governing Law and Disputes. Section 10(a) (Governing Law and Disputes) of the Agreement is hereby deleted in its entirety and replaced with the following text: “This Agreement will be governed exclusively by the laws of New York, without regard to its conflict of law principles. The parties consent to exclusive jurisdiction and venue of the federal and state courts in New York, NY. The Parties will use good faith efforts to work together to resolve any disputes related to this Agreement, using mutually escalating discussions as needed.” For clarity, the governing law set forth in Section 10(a) (Governing Law and Disputes) of the Agreement shall apply to the Agreement in its entirety, including with respect to the interpretation and enforcement of any rights or obligations that arose or accrued, and any claims or disputes that arose, since the Effective Date and after the Amendment Effective Date.

5.Lens Subscription Agreement. Section 2 (Subscription Fee) of Exhibit 2 of the Agreement is hereby amended by deleting the last sentence of such Section in its entirety and replacing it with the following text: “The total Subscription Fee will be $[***] during the Term, and shall continue at the same rate of $[***] per year if the Agreement is extended or renewed in accordance with the Agreement.”

6.Incorporation. Except as otherwise provided in this Amendment, all terms and conditions previously set forth in the Agreement will remain in effect as set forth in the Agreement. If this Amendment and the Agreement are inconsistent, the terms and provisions of this Amendment will supersede the terms and provisions of the Agreement, but only to the extent necessary to satisfy the purposes of this Amendment.
Upon signature by both Parties, this Amendment is effective as of the Amendment Effective Date.

RECURSION PHARMACEUTICALS, INC.		TEMPUS AI, INC.

By:	/s/ Najat Khan	By:	/s/ Ryan Fukushima
Name:	Najat Khan	Name:	Ryan Fukushima
Title:	CEO and President	Title:	CEO Data & Apps